Exhibit 99.1

Audit Committee Report

The Audit Committee of the Federal Home Loan Bank of Des Moines (the Bank) has reviewed and discussed the 2006 audited financial statements with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the auditors’ independence with the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Bank’s audited financial statements be included in the Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

2007 AUDIT COMMITTEE MEMBERS
Kevin Pietrini, Chairman
David Frauenshuh, Vice Chairman
Randy Newman
Michael Guttau
Clair Lensing
D.R. Landwehr
Michael Finley
Dale Oberkfell